Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts: Anton Communications

Vanessa Showalter 949-748-0542 vshowalter@antonpr.com

Genevieve Anton 714-544-6503 ganton@antonpr.com

Strategic Storage Trust II, Inc. (SST II) Acquires

Florida Self Storage Facility for $3.2 Million

TAMPA, Fla. – November 3, 2015 –Strategic Storage Trust II, Inc. (SST II) — a public non-traded REIT that focuses on stabilized self storage properties — recently purchased a self storage facility consisting of approximately 514 units across approximately 50,070 rentable square feet for approximately $3.2 million located at 9823 West Hillsborough Ave. in Tampa.

“The Florida market is ripe with opportunity,” said H. Michael Schwartz, chairman and CEO of SST II. “We are pleased with the high quality of storage we can provide to the Tampa market and surrounding region with this acquisition.”

Built in 1985, the Florida facility, located in Hillsborough County, is approximately 89% occupied and sits on 3.14 acres. The 12 building facility provides easy access with grade level drive-up and climate control units.

“We will continue to target self storage assets in this market since Tampa is the second most populous city in Florida,” said Wayne Johnson, chief investment officer for SST II. “We see value-add possibilities and long-term rate growth opportunities at this Tampa property.”

Bayview Advisors represented the buyer, SST II, and the seller, Rainbow Mini-Storage, Inc.

Tampa is a four-county area composed of roughly 2.9 million residents, making it the second largest metropolitan statistical area (MSA) in the state, and the fourth largest in the Southeastern United States.

About Strategic Storage Trust II, Inc. (SST II)

Strategic Storage Trust II, Inc. (SST II) is a public non-traded REIT that focuses on stabilized self storage properties. The SST II portfolio includes approximately 18,500 self storage units and approximately 2 million rentable square feet of storage space.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.